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                       September 18, 2023

       Lester Wong
       Chief Financial Officer
       Kulicke and Soffa Industries, Inc.
       1005 Virginia Drive
       Fort Washington, PA 19034

                                                        Re: Kulicke and Soffa
Industries, Inc.
                                                            Form 10-K for the
fiscal year ended October 1, 2022
                                                            Filed November 17,
2022
                                                            File No. 000-00121

       Dear Lester Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing